Exhibit 10.14

[Logo and Letterhead of VWR International, Inc.]

March 29, 2004

Mr. Edward H. Orzetti
136 Glenwood Road
Ridgewood, New Jersey  07450

Dear Ed:

I am pleased to confirm the terms of the offer of employment to you at VWR International, Inc.’s (“VWR”) offices in West Chester, Pennsylvania.  The offer is as follows:

Position:	President of VWR’s Global Laboratories Distribution business.

Salary:	$550,000 per year, payable in installments on VWR’s regular payroll dates.

Start Date:	May 17, 2004

Annual Bonus:	You will be eligible to participate in VWR’s management incentive program with a target bonus of 100% of base salary.

Stock Purchase:

You will be provided the opportunity to purchase up to twenty thousand (20,000) shares (the “Shares”) of common stock, par value $0.01 per share, of the top tier company that will acquire VWR.  The per share purchase price will be the same per share price as that paid by the Clayton, Dubilier & Rice Fund VI Limited Partnership—$100 per share.  Our expectation is that you would buy a minimum of five thousand (5,000) shares.*

The purchase of the shares will be made pursuant to a management stock subscription agreement that is substantially similar to those for use by other officers of VWR.  The material terms of that agreement are summarized on Annex “A” attached hereto.

*            This is based on a straightforward holding company structure, and will be adjusted as appropriate if a more complicated ownership structure is utilized.

Stock Options:

For each share purchased, you will receive a grant of options to purchase three (3) shares of common stock, up to an aggregate of sixty thousand (60,000) shares, at an aggregate price of $100 per share (the “Options”).  The Option grant will be made pursuant to a management stock option agreement.  The material terms of that agreement are summarized on Annex “B” attached hereto.

Restricted Stock:

You will be awarded 5,000 shares of restricted stock (or restricted stock units) that will vest seven years after your commencement date, and will earlier vest in full six months after an IPO or upon a sale of VWR to a third party.  If vesting would be accelerated as a result of a sale to a third party, vesting will be subject to the approval of VWR’s shareholders if and to the extent necessary to avoid any “golden parachute” tax implications.

Benefits:	You will be entitled to participate in all health, welfare and other similar benefits available to senior executives of VWR.

Severance:

If your employment is terminated by VWR without cause, you will be entitled to receive continued payments of your base salary and health benefits until the earlier of one year after termination or until you obtain new employment.  These continued payments would be subject to your execution of a general release and standard provisions regarding confidentiality, non-competition and non-solicitation of employees, agents and customers.

Additional Terms:

This offer is contingent upon your not being subject to any contract that would be violated by your employment with VWR; and your successful completion of a physical and drug/alcohol screening prior to your start date.

Ed, on behalf of VWR, I would like to welcome you to the VWR team.  I know that CD&R is also very excited about you joining our company and look forward to working with you.  If you have any questions, please do not hesitate to call me.

Sincerely,

\s\ Walter Zywottek
Walter Zywottek

Employment Offer endorsed by Clayton, Dubilier & Rice

\s\ Richard J. Schnall
Richard J. Schnall, Partner

Accepted And Agreed

\s\ Edward H. Orzetti
Edward H. Orzetti

Date:

Annex A

Terms of Management Stock Subscription Agreement

Transfer Restrictions:

Prior to an IPO, no transfers of Shares, except as specified below.  In addition, if VWR files a registration statement for an underwritten public offering of its common stock, you may not transfer the Shares in a public sale (including a sale under Rule 144) during the 20 days before and the 180 days after the effective date of the registration statement.

Rights of First Refusal:

Prior to an IPO, each of VWR and Clayton, Dubilier & Rice Fund VI Limited Partnership (together with any other CD&R fund that owns VWR shares, the “CD&R Fund”) will have a right of first refusal over a sale of all or any part of the Shares.

Option upon Termination of Employment:

Prior to an IPO, each of VWR and the CD&R Fund will have an option to repurchase all or any portion of the Shares if your employment with VWR terminates for any reason.  If the repurchase is due to a termination of your employment for cause, the price will be the lesser of fair market value and the original subscription price.  All other repurchases will be at fair market value, as determined by the VWR Board.

Drag Along and Tag Along Rights:

Prior to an IPO, the CD&R Fund will have pro rata drag-along rights over your Shares in the event of a sale of 20% or more of its shares of common stock to a third party.  Also, prior to an IPO you will have the right to participate in sales by CD&R fund of 80% or more of its shares.

Put Option upon Termination of Employment	Prior to an IPO, you will have a put option against VWR at fair market value if your employment with VWR is terminated by VWR without cause or terminates by reason of death or disability.

Registration Rights:	You will be entitled to the customary registration rights provided to other management investors.

Repurchase Delays:	Any repurchase of the Shares by VWR may be delayed if:

	•	The repurchase would violate VWR’s financing documents;

	•	The repurchase would violate VWR’s certificate of incorporation; or

	•	VWR does not have funds legally available therefore under applicable law.

In the event that a repurchase of Shares by VWR is delayed pursuant to the operation of this right, the purchase price per share when the repurchase of such Shares eventually takes place shall equal the sum of (i) the purchase price of such Shares at the time that the repurchase of such Shares would have occurred but for the operation of this night, plus (ii) an amount equal to interest on such purchase price for the period from the date on which the completion of the repurchase would have taken place but for the operation of this right to the date on which such repurchase actually takes place at a rate equal to the average annual cost to VWR of its and its subsidiaries bank indebtedness obligations outstanding during the delay period or, if there are no such obligations outstanding, one percentage point greater than the average annual prime rate charged during such period by JP Morgan Chase Bank or such other nationally recognized bank designated by VWR.

Definition of “Fair Market Value”:	As determined in good faith by the VWR Board. Initially Fair Market Value will be the per share price paid by the CD&R Fund.

Annex B

Terms of Management Stock Option Agreement

Type of Option:	Non-qualified stock options.

Vesting:	Five equal installments on each of the first five anniversaries of the grant date.

Vested options may only be exercised following the first IPO, or, if prior to an IPO, pursuant to an exemption from registration requirements under applicable securities laws.

Term:	10 years from grant date.

Termination:	Upon termination of employment with VWR for any reason other than death or disability, all unvested options will terminate, and the vested option will terminate as follows:

• If termination is for cause, all vested options will terminate; and

•

If termination is for any other reason, all vested options will remain exercisable until the earlier of (i) 60 days after the earlier of the expiration of CD&R Fund’s right to purchase the options and receipt of notice that CD&R Fund does not intend to exercise such right and (ii) expiration of the option term.

Transfer Restrictions:	No transfer except to your estate upon death or to VWR or the CD&R Fund pursuant to their repurchase rights. Upon death, only your estate may exercise the options.

Repurchase Rights:

Prior to an IPO, VWR and the CD&R Fund have repurchase rights similar to those described in relation to the Shares, at a price equal to the fair market value of the common stock less the exercise price.  VWR’s right to complete a purchase may be delayed in the circumstances and as described above in relation to the Shares.

Change of Control:

On a change of control all Options vest and are cashed out or (at the discretion of the Board) may instead be rolled over into equivalent options on shares of the acquiror (in which case the rollover options must have additional protections that vest on a termination without cause or a constructive termination of employment).

If vesting would be accelerated as result of a change of control, vesting will further be subject to the approval of VWR’s shareholders if and to the extent necessary to avoid any “golden parachute” tax implications.